Exhibit 99.1

For Release:        Immediately

Contact:                John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD SECOND

QUARTER EARNINGS PER SHARE

Calhoun, Georgia, July 21, 2004 - Mohawk Industries, Inc. (NYSE:MHK) today announced record diluted earnings per share (EPS) and net earnings for the second quarter of 2004 of $1.29 (15% above last year) and $87,158,000 (16% above last year), respectively.  This compares to EPS and net earnings of $1.12 and $74,985,000, respectively, for the second quarter of 2003.  The improvement in EPS results from strong sales growth in both the Mohawk and Dal-Tile segments, better leverage of selling, general and administrative costs and the Lees Carpet acquisition, offset by higher raw material and energy costs.  Net sales for the quarter increased 19% to $1,486,916,000 compared to $1,247,181,000 for the second quarter of 2003.  The sales increase was primarily due to organic growth in both segments and the Lees acquisition.  The Mohawk segment net sales of $1,106,512,000 in the second quarter of 2004 increased 19% from $926,745,000 due to growth in all products as a result of improving general economic conditions and the Lees acquisition.  The Dal-Tile segment net sales of $380,404,000 in the second quarter of 2004 grew 19% from $320,436,000 primarily from internal growth.

EPS for the first half of 2004 was $2.27 (30% above last year) and net earnings were $153,465,000 (32% above last year) compared to $1.74 EPS and $116,625,000 in net earnings for the first half of 2003.  This increase in EPS and earnings is attributable to strong sales growth, better leverage of selling, general and administrative costs and the Lees acquisition, offset by higher raw material and energy costs.  Net sales for the first half of 2004 were $2,878,177,000 representing a 23% increase from the first half of 2003 sales of $2,331,896,000.  This sales increase resulted from strong organic growth, the acquisition of Lees and four additional days in the first quarter of 2004.  The company's fiscal calendar for 2004 when compared to 2003, increased by four days in the first quarter which added approximately 3% to sales in the first half of 2004.  The fourth quarter will have four less days than the prior year reducing sales approximately 7%.

In commenting on the second quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated, "As the economy continues to improve, our sales are expanding in both business segments year over year.  The Mohawk residential replacement business continues to grow as consumer confidence improves over last year.  The Mohawk commercial category is experiencing sales increases as businesses invest in new space and renovations.  Although mortgage rates have increased, the residential new construction business continues at a strong pace.  The Mohawk hard surface product offerings continue to be broadened and are experiencing strong growth.  Our Home Product sales also expanded during the quarter.

"The Dal-Tile segment sales momentum continues in all product categories with floor tile and stone products leading the others.  Dal-Tile has become the largest distributor of stone flooring and counter tops in the highly fragmented U.S. market.  We have recently completed another small acquisition in the latter part of the second quarter.  The new Muskogee, Oklahoma porcelain tile facility is running well at approximately 85% capacity.  In the future, we will continue increasing the production of higher value porcelain tile in the plant.

"There continues to be cost pressures from natural gas and oil selling at or near historic highs.  These cost increases have reduced our margins in the second quarter of 2004.  In addition, the cost of commodity chemicals such as benzene (a major component of nylon) has increased dramatically more than oil.  To mitigate these, we implemented multiple price increases for carpet products during the first half, with the latest in mid-June.  Presently, we are receiving notices of further carpet raw material cost increases in the third quarter.  As a result, we are currently determining the timing and amount of selling price increases required.  Additionally, we have implemented price increases during the first half on many hard surface products and the Mohawk segment has added a fuel surcharge in line with the industry to pass through changes in distribution costs.

"In the second quarter, our working capital position remains strong with inventory turns improving to 4.7 times and our debt to capitalization ratio improving to 28.6%.  Additionally, we repurchased 100,000 shares of stock at an average price of $71.83. "

The company anticipates the economy continuing to expand throughout the year.   We expect our revenue growth to moderate as comparisons with the prior year become more difficult in the second half.   Future cost changes in natural gas, oil and commodity chemicals could impact our margins either positively or negatively in the second half.  Based on these factors, our third quarter forecast for EPS is from $1.45 to $1.52.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of broadloom carpet, ceramic tile, wood, stone, laminate, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Thursday July 22, 2004 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255.  A conference call replay will also be available until Thursday, July 29, 2004 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering

Conference ID # 8738961.

 DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

	PRESS RELEASE	CONFERENCE CALL

3rd QUARTER 2004	OCTOBER 21, 2004	OCTOBER 22, 2004	11:00AM (800-603-9255)
4th QUARTER 2004	FEBRUARY 3, 2005	FEBRUARY 4, 2005	11:00AM (800-603-9255)
1st QUARTER 2005	APRIL 21, 2005	APRIL 22, 2005	11:00AM (800-603-9255)
2nd QUARTER 2005	JULY 20, 2005	JULY 21, 2005	11:00AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003

Net sales	$ 1,486,916	1,247,181	2,878,177	2,331,896
Cost of sales	1,093,686	907,078	2,129,216	1,716,997
Gross profit	393,230	340,103	748,961	614,899
Selling, general and administrative expenses	242,557	210,035	479,249	406,638
Operating income	150,673	130,068	269,712	208,261
Interest expense	13,212	14,087	27,166	27,185
Other (income) expense, net	991	(2,105)	2,413	(2,585)
Earnings before income taxes	136,470	118,086	240,133	183,661
Income taxes	49,312	43,101	86,668	67,036
Net earnings	$ 87,158	74,985	153,465	116,625
Basic earnings per share	$ 1.31	1.14	2.30	1.76
Weighted-average shares outstanding	66,742	65,886	66,686	66,120
Diluted earnings per share	$ 1.29	1.12	2.27	1.74
Weighted-average common and dilutive
potential common shares outstanding	67,564	66,709	67,582	66,914

Other Financial Information
(Amounts in thousands)

Depreciation & amortization	$ 30,100	26,389	61,110	51,438
Capital expenditures	$ 25,507	29,161	38,674	53,825

Consolidated Balance Sheet Data
(Amounts in thousands)
			July 3, 2004	June 28, 2003
ASSETS
Current assets:
Receivables			$ 698,852	580,118
Inventories			926,396	803,154
Prepaid expenses			43,436	31,629
Deferred income taxes			84,260	82,074
Total current assets			1,752,944	1,496,975
Property, plant and equipment, net			899,458	855,010
Goodwill			1,376,381	1,282,684
Other assets			339,287	162,617
			$ 4,368,070	3,797,286
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 274,459	110,904
Accounts payable and accrued expenses			715,074	664,876
Total current liabilities			989,533	775,780
Long-term debt, less current portion			709,425	733,844
Deferred income taxes and other long-term liabilities			213,911	208,331
Total liabilities			1,912,869	1,717,955
Total stockholders' equity			2,455,201	2,079,331
			$ 4,368,070	3,797,286

Segment Information	As of or for the Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003

Net sales:
Mohawk	$ 1,106,512	926,745	2,138,490	1,734,856
Dal-Tile	380,404	320,436	739,687	597,040
Consolidated net sales	$ 1,486,916	1,247,181	2,878,177	2,331,896

Operating income:
Mohawk	$ 97,050	85,724	168,822	126,554
Dal-Tile	55,895	46,699	105,297	85,047
Corporate and eliminations	(2,272)	(2,355)	(4,407)	(3,340)
Consolidated operating income	$ 150,673	130,068	269,712	208,261

Assets:
Mohawk			$ 2,221,252	1,745,999
Dal-Tile			2,035,850	1,940,567
Corporate and eliminations			110,968	110,720
Consolidated assets			$ 4,368,070	3,797,286